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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to incorporation by reference in the Registration Statement on Form S-8 of Eldorado Bancorp ("Eldorado") relating to its Amended and Restated Employee Stock Purchase Plan of our Independent Auditor's Report dated January 13, 1995 relating to the consolidated financial statements of Mariners Bancorp ("Mariners") and Subsidiary appearing on page F-28 of the Joint Proxy Statement/Prospectus dated September 12, 1995, of Eldorado and Mariners for the Special Meetings of Shareholders of Eldorado and Mariners held on October 11, 1995, which Report is incorporated by reference in Eldorado's Current Report on Form 8-K dated October 20, 1995.



                                        DAYTON & ASSOCIATES


January 5, 1996
Laguna Hills, California